Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jeff Bryson/(864) 286-4305

ScanSource Purchases T2 Supply

Expands presence in video conferencing space

Greenville, S.C. – July 5, 2006 – ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of specialty technology products, announced today that it has purchased the assets of T2 Supply, LLC (T2). T2 markets video conferencing and telephony products from leading vendors such as Polycom and Plantronics and is based in Lenexa, Kansas.

T2 is Polycom’s Largest Volume Distributor - an award which it won for the third year in a row at Polycom’s Global Partner Conference in May 2006. T2 will be named among Ingram Magazine’s Top 100 Fastest Growing Companies in Kansas City in their July 2006 issue. Jill Phillips, T2’s Vice President of Operations will become President of T2 Supply, Inc., a wholly owned subsidiary of ScanSource, and Tod Vedock will continue in the role of Vice President of Sales.

“The acquisition of T2 will help us fill out our long term convergence strategy by adding video conferencing products and expertise,” said Mike Baur, ScanSource’s President and Chief Executive Officer. “The addition of T2’s customer base of voice and video conferencing resellers should provide many cross-selling opportunities and their products will complement the offerings of our other communication sales units – Catalyst and Paracon. T2 has built a strong business, and its employees bring a great understanding of the needs of resellers in this space. With our companies’ combined resources, we believe T2’s manufacturer partners will benefit from more value-added programs such as our Solution City Vertical Market initiative.”

ScanSource Purchases T2 Supply

“We are extremely excited about our new relationship with ScanSource. As a business unit of ScanSource, we can now offer our customers more inventory, access to complementary product lines, a greater variety of marketing programs, enhanced technical services, and increased educational programs,” said Jill Phillips. “Our goal remains to help our resellers and manufacturers grow their businesses, and partnering with ScanSource, an international leader in specialty technology distribution, will enable us to do that.”

The transaction was completed on July 3, 2006 as a purchase of assets for cash. After acquisition expenses and additional interest cost of approximately $.02 per share for the September quarter, the acquisition is expected to be non-dilutive to earnings. T2 Supply has 36 employees in various roles including sales, technical support, marketing and product management.

About T2 Supply

T2 Supply is a distributor of video conferencing and telephony products from leading vendors such as Polycom and Plantronics, based in Lenexa, Kansas. T2 provides “Six Degrees of Superior Service” for its reseller customers including technical support for the configuration of video conferencing and sound solutions, an extended warranty program, training, marketing, a customer resource website, and bridging services designed with an easy-to-understand rate structure and billing format. For more information, call toll free at 877-847-7000 or visit www.t2supply.com.

ScanSource Purchases T2 Supply

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; communications products from Intel through its Paracon sales unit; and electronic security products through its ScanSource Security Distribution unit.

The Company serves the North America marketplace and has an international segment, which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 100 technology manufacturers to over 16,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.